Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-3) dated on or about June 30, 2006 of IndyMac Bancorp, Inc. for the registration of the following securities:
•	Debt securities, preferred stock, depository shares, common stock, warrants, rights, stock purchase contracts and units;

•	Preferred securities of IndyMac Capital Trust II, preferred securities of IndyMac Capital Trust III, and preferred securities of IndyMac Capital Trust IV, junior subordinated debt securities of IndyMac Bancorp, Inc., and guarantees by IndyMac Bancorp, Inc. of the preferred securities of IndyMac Capital Trust II, preferred securities of IndyMac Capital Trust III, and preferred securities of IndyMac Capital Trust IV; and

•	Common stock under IndyMac Bancorp, Inc.’s Direct Stock Purchase Plan, of our reports dated February 21, 2006, with respect to: (1) the consolidated financial statements of IndyMac Bancorp, Inc., and (2) IndyMac Bancorp, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of IndyMac Bancorp, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Los Angeles, California
June 28, 2006